CERTIFICATE OF DESIGNATIONS,
                           PREFERENCES, AND RIGHTS OF
                            SERIES A PREFERRED STOCK
                    (ADOPTED BY JENNIFER CONVERTIBLES, INC.)


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES A PREFERRED STOCK

                                       OF

                           JENNIFER CONVERTIBLES, INC.

               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware


         JENNIFER CONVERTIBLES, INC., a Delaware corporation (the "CORPORATION"), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, par value $0.01 per share, designated as Series A Preferred Stock:

         RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.01 per share, to be known as "SERIES A PREFERRED STOCK", of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         A. DESIGNATION AND AMOUNT. The shares of this series shall be designated as "Series A Preferred Stock" (the "SERIES A PREFERRED STOCK") and the number of shares constituting such series shall be 10,000.

         B.       Terms of Series A Preferred Stock.
                  ----------------------------------

         1.       Dividends
                  ---------

         So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend, or order or make any other distribution, upon any Junior Stock or Liquidation Parity Stock (other than a dividend payable in such

Junior Stock or Liquidation Parity Stock) unless the Corporation shall first pay, or simultaneously therewith declare and set apart a sum sufficient for the payment of, a dividend upon the Series A Preferred Stock in a per share amount at least equal to the per share amount of such dividend or other distribution upon such Junior Stock or Liquidation Parity Stock and, in connection therewith, each share of Series A Preferred Stock shall be deemed to be that number of shares of Common Stock into which it is then convertible as provided in Section 4 hereof, rounded to the nearest whole number.

         The Company shall not make any distributions on its Common Stock other than in the form of cash or additional shares of Common Stock and all such distributions shall be made in accordance with the terms hereof.

         2.       Liquidation Preference.
                  -----------------------

         In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

         The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any Junior Stock but PARI PASSU with any distribution to the holder of any Liquidation Parity Stock, an amount per share equal to the Series A Preferred Original Issuance Price (subject to appropriate adjustment upon the occurrence of any stock split, stock dividend or combination of the outstanding shares of Series A Preferred Stock) and, in addition, an amount equal to any dividends declared but unpaid on the Series A Preferred Stock. If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth herein, then the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets of the Corporation (A) as to any Liquidation Parity Stock, in proportion to the respective liquidation preferences of the Series A Preferred Stock and such Liquidation Parity Stock and (B) as to the other holders of the Series A Preferred Stock, in proportion to their respective number of shares of Series A Preferred Stock.

         The Corporation shall not authorize the issuance of any preferred stock senior to the Series A Preferred Stock unless required in connection with the settlement of the class action and derivative action described in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1996; provided, further, that notwithstanding the foregoing, the liquidation preference of any such senior preferred stock shall not exceed an aggregate of $1,000,000.

         3.       Voting Rights.
                  --------------

         Except as may otherwise be provided by law or in the Certificate of Incorporation or By-laws of the Corporation, the holders of shares of Series A Preferred Stock shall have no voting rights.

         4.       Conversion.
                  -----------

                  (a) The shares of Series A Preferred Stock shall not be convertible until the earlier of September 1, 1999 or the date on which an "Acceleration Event" occurs (an "Event of Conversion"). An Acceleration Event is defined as the occurrence of any of the following:

                           (i) when any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Corporation or any subsidiary or any affiliate of the Corporation or any employee benefit plan sponsored or maintained by the Corporation or any subsidiary of Corporation (including any trustee of such plan acting as trustee) or Harley Greenfield, Fred Love, Edward Seidner or Jara Enterprises, Inc., becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing 12.5% or more of the combined voting power of the Corporation's then outstanding securities; or

                           (ii) the execution of an agreement providing for the acquisition of the Corporation or for the acquisition of all or substantially all of its assets or for the acquisition of all or substantially all of the stock or assets of any subsidiary or subsidiaries of the Corporation which generate in excess of 10% of the consolidated revenues of the Corporation, individually or in the aggregate, by an entity other than the Corporation or a subsidiary or an affiliated company of the Corporation through the purchase of stock or assets, by consolidation, merger, or otherwise; or

                           (iii) any time Harley Greenfield shall no longer be the Chief Executive Officer of the Corporation or the Continuing Directors shall not constitute a majority of the Board of Directors of the Corporation. "Continuing Director" means at any date a member of the Corporation's Board of Directors (A) who is a member of such Board as of the date hereof or (B) who was nominated or elected by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election of whose election to the Corporation's Board of Directors was recommended or endorsed by at least two-thirds of the directors who were Continuing Directors at the time of such election; or

                           (iv) commencement of a tender or exchange offer for shares of the Corporation's Common Stock other than a tender or exchange offer by the Corporation on its own behalf; or

                           (v)   the adoption of any plan of liquidation; or

                           (vi) solicitation of any proxy without the approval of the Corporation's Board of Directors.

                  (b) Upon the occurrence of an Event of Conversion, the holder of any shares of Series A Preferred Stock shall have the right to convert such Series A Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock as is equal the quotient obtained by dividing (A) the product obtained by multiplying the Series A Preferred Original Issuance Price by the number of shares of Series A Preferred Stock being converted, by (B) the Series A Preferred Conversion Price, as last adjusted and then in effect, by surrender of the certificates representing the shares of Series A Preferred Stock so to be converted in the manner provided in Section 4(c) hereof. The holder of any shares of Series A Preferred Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to payment of any dividends declared but unpaid with respect to such shares of Series A Preferred Stock.

                  (c) The holder of any shares of Series A Preferred Stock may exercise the conversion right pursuant to Sections 4(a) and (b) hereof as to any part thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 4(d) hereof and a check or cash in payment of all dividends declared but unpaid, if any (to the extent permissible under law), with respect to the shares of Series A Preferred Stock so converted. The Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a holder of record of Common Stock on the next succeeding date on which the transfer books are open, but the Series A Preferred Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A

Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series A Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

                  (d) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then Current Market Price of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

                  (e) The Series A Preferred Conversion Price shall be subject to adjustment from time to time as follows:

                           (i) If, at any time after the Series A Preferred Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Series A Preferred Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                           (ii) If, at any time after the Series A Preferred Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Series A Preferred Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                           (iii) In case, at any time after the Series A Preferred Original Issuance Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the continuing company and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other Person, each share of Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the company resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 4 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                  (f) Whenever the Series A Preferred Conversion Price shall be adjusted as provided in Section 4(e) hereof, the Corporation shall forthwith file, at the office of Corporation or any transfer agent designated by the Corporation for the Series A Preferred Stock, a statement, signed by its Chief Financial Officer, showing in detail the facts requiring such adjustment and the Series A Preferred Conversion Price then in effect. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 4(g) hereof.

                  (g) In the event the Corporation shall propose to take any action of the types described in clauses (i), (ii) or (iii) of Section 4(e) hereof, the Corporation shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in Section 4(f) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Preferred Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten
(10) days prior to the date so fixed, and in case of any other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                  (h) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock, but shall not be responsible for any transfer taxes.

                  (i) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

                  (j) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

                  (k) The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid, or which would have the effect of avoiding, the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

                  (1) Notwithstanding the foregoing, the Series A Preferred Stock shall not be convertible unless and until any required regulatory approvals to such conversion are obtained. The Corporation shall use its best efforts to cooperate with the holders of the Series A Preferred Stock to obtain any required approvals.

         5. DEFINITIONS. As used herein, the following terms shall have the following meanings:

                  (a) The term "COMMON STOCK" shall mean the Corporation's common stock, $0.01 par value per share.

                  (b) The term "CURRENT MARKET PRICE" shall mean, as of the day in question, the fair market value of a share of Common Stock on such date, as determined in good faith by the Board of Directors of the Corporation.

                  (c) The term "JUNIOR STOCK" shall mean the Common Stock and any class or series of capital stock of the Corporation ranking, as to payment of dividends or distribution of assets, junior to the Series A Preferred Stock.

                  (d) The term "LIQUIDATION PARITY STOCK" shall mean any class or series of capital stock of the Corporation ranking, as to distribution of assets, PARI PASSU to the Series A Preferred Stock.

                  (e) The term "Person" shall mean any corporation, individual, partnership, limited liability company, association, trust, joint venture, unincorporated organization or other entity, and any government, governmental department or agency or political subdivision thereof.

                  (f) The term "Series A Preferred Conversion Price" shall mean $3.51 as adjusted from time to time pursuant to the provisions of Section 4(e) hereof.

                  (g) The term "Series A Preferred Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock has been issued.

                  (h) The term "Series A Preferred Original Issuance Price" shall mean $500 per share of Series A Preferred Stock.

         IN WITNESS WHEREOF, said JENNIFER CONVERTIBLES, INC. has caused this Certificate of Designations, Preferences and Rights of Series A Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this tenth day of December, 1997.

                                              JENNIFER CONVERTIBLES, INC.


                                              By: /s/ Harley J. Greenfield
                                                 -------------------------------
                                                      President


(Corporate Seal)

ATTEST:


/s/ George J. Nadel
-------------------
 Secretary